                                                                    Exhibit 4(g)

                           REAL ESTATE SALES AGREEMENT


         THIS AGREEMENT made this ______ day of August, 1997, by and between B B D & M, Ltd., a Georgia limited partnership, herein called "Seller" and Graham-Field Health Products, Inc., a Delaware corporation (herein called "Purchaser").

                         W I T N E S S E T H   T H A T:


         FOR AND IN CONSIDERATION of the mutual covenants and agreements herein set forth, Seller agrees to sell and Purchaser agrees to buy from Seller all that real property described on Exhibit "A" attached hereto, together with all appurtenant easements, rights, members and hereditaments appertaining thereto and fixtures, structures and improvements located on or attached to said property. The foregoing property is hereinafter called the "Property".

         The purchase and sale hereunder shall be consummated for the consideration and subject to the terms, conditions and provisions hereinafter set forth:


1. PURCHASE PRICE. The purchase price of the Property shall be $1,100,000.00, to be paid as follows:

         (a) Purchaser shall assume the existing mortgage loan/revenue bond, dated December 19, 1984, made to Seller by the Development Authority of Dekalb County and Southern National Bank, and now held by NationsBank, N.A. encumbering the Property and secured by a Deed to Secure Debt recorded at Deed Book 5119, page 577, DeKalb County Land Records and by certain other loan documents listed on Exhibit "C" attached hereto (herein called the "Existing Loan").

         (b) Except as provided in (c) below, the amount of the purchase price in excess of the existing principal and interest balance amount of the Existing Loan shall be payable in shares of common stock of Graham-Field Health Products, Inc. ("GFHP Stock") with the value of such shares for the purposes of this Agreement being established as $13.4375 per share

         (c) If any partner of Seller dissents from the sale of the Property for GFHP Stock, then the share of the net purchase price distributable to said Partner shall be payable in cash or by federal Funds wire transfer of immediately available funds to a bank account specified by Seller, provided, however that no more than fifty (50%) of the net Purchase Price shall be payable in cash. Purchaser is aware that Seller expects that the full fifty (50%) cash will be required at closing.


2. TITLE. The matters shown on Exhibit "B" are Permitted Title Exceptions.

Seller has furnished Purchaser with a commitment for a title insurance policy, issued by Chicago Title Insurance Company (the "Title Company") and copies shown of any recorded exceptions on the title insurance commitment. Purchaser shall have until closing to review same and conduct any title examination which Purchaser desires. If there is any title exception or title objection other than the Permitted Title Exceptions, Purchaser shall by one day before closing notify Seller in writing of such objections to title. In the event any objection to title, other than the Permitted Title Exceptions, causes the title to be other than marketable, fee simple title, Seller shall have until closing to cure, remove or satisfy same. If Seller fails or is unable or unwilling to cure, satisfy or remove title objections, then Purchaser shall have the option to either: (i) proceed with closing in which event such objections will become Permitted Title Exceptions, except that Purchaser may offset against the purchase price, the amount required to satisfy or release any title exception in the nature of a lien which can be satisfied by the payment of a sum certain; or
(ii) cancel this Agreement, such option to be exercised by the closing date. The foregoing is Purchaser's sole right or remedy for title exceptions, and Seller shall have no obligation or liability for any title exception, except as stated in the deed delivered at closing.

3. CLOSING DATE. Unless extended, closing under this contract shall occur no later than 10:00 am on August 31, 1997, at a mutually acceptable location in the Atlanta, Georgia, area, or by escrow utilizing the services of the Title Company as closing escrow agent.


4. CONDITION OF PROPERTY. Seller makes no representation or warranty whatsoever concerning the condition of the Property or the improvements thereon or their use, value of usefulness. Purchaser agrees to purchase the Property AS IS, and agrees to rely solely on its own inspection, inquiries and reviews concerning the condition of the Property and its improvements. Purchaser may cancel and terminate this Agreement at any time on or prior to closing, if Purchaser is unsatisfied for any reason with the condition of the Property or its improvements.


5. CLOSING AND CLOSING DOCUMENTS.

         (a) At closing, Purchaser shall deliver the purchase price and Seller shall execute and deliver a limited warranty deed to the Property, conveying marketable fee simple title to the Property subject to the Permitted Title Exceptions and warranting title to the Property against parties claiming under Seller, but without warranty for the Permitted Title Exceptions. Seller shall execute or deliver a Seller's affidavit if necessary to enable Purchaser to obtain a title insurance policy, any documents necessary to provide clear title and a certification or affidavit sufficient under the Foreign Investors Real Property Tax Act to establish Seller's status and provide Seller's tax identification or social security number. The parties shall also execute and deliver a closing statement and any other document which is reasonably required to complete the sale or which is required by the company providing title insurance. Seller shall deliver to Purchaser at closing an original copy of the Lease with Medical Supplies of America, Inc., any service contract which Seller has obtained which will be in effect after closing, and any plans and specifications relating to the building or the Property.

         (b) Seller shall pay real estate transfer tax on the deed. Purchaser shall pay title insurance premium, the cost of any inspection or survey which Purchaser has obtained regarding the Property and any cost related to assuming or paying off the

Existing Loan or obtaining any consent related thereto. Otherwise, each party shall bear closing costs incurred by or imposed upon him. Real estate taxes shall be prorated between the parties as of the day of closing, and if necessary, such prorations shall be estimated based upon the best information available as of closing, however, in the event of material deviation between actual and estimated taxes is discovered subsequent to closing, each party agrees, upon request of the other, to make an adjustment of such proration to reflect actual taxes.

         (c) Purchaser shall be placed in peaceful possession of the Property at closing, subject only to the Permitted Title Exceptions.


6. INSPECTIONS AND SURVEY. Purchaser may, at its sole cost, have the Property surveyed by a registered land surveyor and a plat prepared showing the boundaries of the Property, and any other matters deemed appropriate by Purchaser. Purchaser shall deliver a copy of same to Seller. At all times before closing, Purchaser and its agents and other persons employed by Purchaser shall have the right to go on the Property to inspect, examine and survey the Property and to make soil tests, borings, percolation tests and such other tests as Purchaser deems needed to obtain information to determine the surface and topographic conditions of the Property. Purchaser shall indemnify and hold Seller harmless against any claims by third parties arising due to the activities of the parties performing surveys and inspections for Purchaser or for any damage to the Property as a result of such activities.


7. SELLER'S REPRESENTATIONS / PURCHASER'S RIGHT TO CANCEL. Seller represents to Purchaser to the best of Seller's knowledge, information and belief that:

         (a) Seller obtained a title insurance policy upon purchase of the Property in 1984, and believes that it has good and marketable fee simple title to the Property. This warranty shall not survive closing and shall be superseded by the warranty of title in the deed.

         (b) Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof.

         (c) There are no pending or contemplated condemnation proceedings affecting the Property.

         (d) Except for property taxes for the current year, there are no existing taxes or governmental assessments which are unpaid. There are no pending assessments against the Property.

         (e) Seller has received no notice from any governmental body or agency that the Property or the improvements thereon violate any law, ordinance or regulation, nor any notice that the Property or improvements thereon does not have any required certificate or permit required to lawfully occupy the building on the Property.

Seller will notify Purchaser in writing if it receives knowledge or information prior to closing that any of the above warranties are not substantially true. The warranties shall survive closing, however, unless Purchaser notifies Seller in writing of an apparent or claimed breach of warranty within six months of closing, then Seller shall have no further liability on the warranties.


8. CONDEMNATION OR DAMAGE. In the event the Property or any part thereof is taken or condemned by governmental authority prior to the closing date, or any such proceeding is instituted prior to the closing date, or if the improvements on the Property are substantially damaged to the extent that the cost of repair exceeds $10,000, then Purchaser shall have the option to either (i) terminate this Agreement by written notice to Seller, whereupon this Agreement shall be void, or (ii) accept a conveyance of the Property or the remainder thereof, without abatement of the purchase price, and receive from Seller at closing an assignment of all of Seller's right, title and interest in and to any award made or to be made by reason of such condemnation or taking or any proceeds of insurance received or receivable due to casualty loss (and Seller will pay to Purchaser the amount of any deductible on the property casualty insurance policy for the Property).


9. NOTICES. Any notice or demand permitted or required under this Agreement shall be in writing and shall be deemed effectively delivered when either delivered to the address of the party notified, as specified below or the date such notice is mailed by certified United States mail, return receipt requested, in a properly addressed and stamped envelope. However, if a notice is sent by mail, it shall be effective when mailed, but if the recipient of such notice is required or permitted to respond or perform any act in response to the notice within a limited time period, the time period during which the recipient may respond or perform any act shall be extended for three business days in excess of any time limit provided in this agreement. Any party to this Agreement may change that party's address for notices by giving written notice of address change to all other parties. The addresses of the parties for notices is set out below:

      Seller:  B B D & M, Ltd.
               Attn:  S. E. Davis, Jr.
               4880 Hammermill Road
               Tucker, GA 30084

   Purchaser:  Graham-Field Health Products, Inc
               Attn: Richard S. Kolodny, Esq.
               400 Rabro Drive East
               Happague, NY  11778


10. BROKERS. The parties represent to each other that no broker's commissions or finders fees are due in relation to this Agreement or the sale of the Property. Seller and Purchaser agree to indemnify and hold the other harmless form any claims, demands, costs, liability and damages which may be incurred or made against the indemnified party as a result of any broker's commission or finder's fee claimed by a third party which was engaged or contacted by the indemnifying party in connection with the sale of the Property


11. GENERAL PROVISIONS.

         (a) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns. Time is of the essence of this Agreement.

         (b) This instrument constitutes the sole and entire Agreement between the parties. This Agreement may be executed in multiple counterparts, and each shall be an original.

         (c) This Agreement shall survive the closing of the sale, and shall not be merged by the delivery of the deed.

         (d) The terms "Seller" and "Purchaser" shall include the plural number if more than one Seller or Purchaser is a party hereto. The single number shall include the plural and the masculine gender shall include the neuter or feminine, where the context permits or requires.

         (e) Purchaser may assign its rights in this Agreement to any affiliated corporation or entity, but such assignment shall not release Purchaser from any of its obligations.


12. SPECIAL CONDITIONS AND STIPULATIONS.

         (a) This transaction is contingent upon the purchase of all of the common stock of Medical Supplies of America, Inc. by Purchaser or its affiliate simultaneously with the sale of the Property hereunder. If the foregoing stock transaction does not occur for any reason whatsoever, by September 15, 1997, then either party may cancel and terminate this Agreement, whereupon the rights and obligations of the parties hereunder shall end.

         (b) At closing, Purchaser shall obtain the release of the guarantors under the Guaranty Agreement dated as of November 1, 1984, among Medical Supplies of America, Inc., Donald W. Major, Sanford E. Davis, Jr., Stewart V. Bowen, Jr. (now deceased) and Stewart V. Bowen, III, as guarantors, to Southern National Bank, as purchaser, and the rights of the bond purchaser (lender) are now held by NationsBank, N.A., such that neither Seller nor any of the aforesaid guarantors shall have any further actual or contingent obligation or liability under the Guaranty Agreement or the Existing Loan. If NationsBank refuses to release the obligations of the Seller and the aforesaid guarantors, then Seller will consider accepting an indemnity agreement from Graham-Field Health Products, Inc. against all loss cost and expense, including without limitation attorneys fees and court costs, in the event of any claim against any of them as a partner of Seller or under the Guaranty of Existing Loan. If the release or an acceptable indemnity is not provided, then Seller may cancel and terminate this Agreement at closing without further obligation.

         (c) This Agreement is further contingent upon the consent or agreement of the holder of the Existing Loan and by the Issuer (DeKalb County Development Authority) to the sale of the Property to Purchaser, and if such consent or agreement is not given by the

Closing Date, then Purchaser may cancel and terminate this Agreement without further obligation.


         IN WITNESS WHEREOF, the parties have signed and sealed this Agreement as of the date above written.

                                   B B D & M, LTD.



                                   By:
                                       --------------------------------
                                       S. E. Davis, Jr, General Partner


                                   BY: L.I.P. SERVICES, INC.
                                   General Partner


                                       by:
                                           ----------------------------
                                                              President

                                                [CORPORATE SEAL]



                                   GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                   By:
                                       --------------------------------
                                                         Vice President

                                                [CORPORATE SEAL]